Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Applies to Repay TARP Funds

Easton, Maryland (03/26/2009) - Shore Bancshares, Inc. (NASDAQ - SHBI) announced today that it has filed a notice with the U.S. Department of the Treasury (“Treasury”) requesting that it be permitted to repay 100% of the assistance received from Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “CPP”).  The repayment would involve the redemption of all 25,000 outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $.01 par value (the “Preferred Stock”), that were issued to Treasury on January 9, 2009 for a total redemption price of $25 million plus a final pro rata accrued dividend.  Pursuant to the American Recovery and Reinvestment Act of 2009, Treasury must consult with the Federal Reserve Bank of Richmond, which is the Company’s primary federal regulator, before approving the repayment.  After a 30-day notice period required under the CPP, the redemption price would become due and payable to the Treasury on the outstanding Preferred Stock, the related Preferred Stock dividends would cease to accrue, and the common stock purchase warrant (the “Warrant”) issued to Treasury under the CPP would be liquidated.  The Company has also requested that it be permitted to repurchase the Warrant from Treasury as part of the repayment at the Warrant’s fair market value (as determined based on an opinion from a nationally recognized independent investment banking firm appointed by the Company).  The Company believes it has sufficient funds to complete the redemption of the Preferred Stock and the repurchase of the Warrant and will not have to issue any additional securities.

The Company’s President and Chief Executive Officer, W. Moorhead Vermilye, stated, “The terms of TARP and the CPP have significantly changed since we made our decision to participate in the program.  The representation made by the Treasury concerning TARP was that the program was designed to attract broad participation by healthy institutions and that our participation in the program was important to restore confidence in our financial system and ensure that credit continue to be available to consumers and businesses.  Over the past few months, however, it has become clear to us that the public, including many members of Congress, view institutions that participated in TARP as having done so because they are weak and not because they wanted to do their part to foster economic recovery.  We do not believe that TARP has been handled in such a way as to distinguish strong institutions from those that have capital adequacy or other problems.  Moreover, the recent enactment of the American Recovery and Reinvestment Act of 2009 and statements by government officials about the regulations that will be necessary to implement that Act have changed the landscape of TARP.  We now believe that our participation in TARP puts us at a competitive disadvantage.  Accordingly, we believe it is in the best interest of the Company and our stockholders to repay the TARP funds.”

Mr. Vermilye added, “The Company believes it has sufficient capital and access to capital to operate without the TARP money.” As of December 31, 2008, the Company had a total risk based capital ratio of 12.74% (10.00% required to be well-capitalized), a Tier 1 risk-based capital ratio of 11.65% (6.00% required to be well-capitalized), and a Tier 1 leverage ratio of 10.27% (5.00% required to be well-capitalized).  The Company believes it will remain well-capitalized after the redemption of the Preferred Stock and the repurchase of the Warrant.

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore.  It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc; a wholesale insurance company, TSGIA, Inc; two insurance premium finance companies, Mubell Finance, LLC and ESFS, Inc; a registered investment adviser firm, Wye Financial Services, LLC; and a mortgage broker subsidiary, Wye Mortgage Group, LLC.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend”, and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

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For further information contact: W. Moorhead Vermilye, President and CEO – 410/819-3047.